UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

Castle Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38984	77-0701774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Friendswood Drive, Suite 401 Friendswood, Texas	77546
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 788-9007

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CSTL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01    Entry into a Material Definitive Agreement.

On April 1, 2022, Castle Biosciences, Inc. (the “Company”) entered into a lease agreement (the “Pittsburgh Lease”) with ACA Concourse East Unit 3 LLC (the “Pittsburgh Landlord”) for the lease of certain office space in Pittsburgh, Pennsylvania. The Company intends to use such space for general office and laboratory use. The Company will lease approximately 20,856 square feet for the first 36 months, then an additional 23,821 square feet shall be added to the premises starting with month 37, for a total of approximately 44,677 square feet. The term of the Pittsburgh Lease will begin upon the completion of certain leasehold improvements by the Pittsburgh Landlord (the “Commencement Date”) and continue for an initial term of 126 months from the Commencement Date. The Pittsburgh Lease provides the Company with an option to extend the term of the Pittsburgh Lease for one additional five-year period. During the first six months of the lease term, the Company is required to remit base rent at a rate of $3.62 per rentable square foot per year. Beginning with month seven, the base rent will be $28.62 per square foot per year with annual increases ultimately to $34.84 per square foot per year. If the Company elects to extend the term of the Pittsburgh Lease, then the base rent for the additional five-year period will be the then-fair market rent of the leased premises, subject to a specified minimum amount. The Pittsburgh Landlord has agreed to contribute up to $2.5 million towards the cost of the leasehold improvements and the Company shall be responsible for any costs exceeding this amount. The Pittsburgh Lease also provides the Company a one-time option that would terminate the lease effective at the end of the 90th month following the Commencement Date, subject to certain conditions. If exercised, the Company would pay an early termination fee of $2.3 million, subject to adjustment in the event the Pittsburgh Lease is amended to adjust the base rent. The Pittsburgh Lease also provides the Company a right of first refusal with respect to the lease of certain additional space in the same building.

The foregoing summary of the Pittsburgh Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Pittsburgh Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASTLE BIOSCIENCES, INC.

	By:	/s/ Frank Stokes
Frank Stokes
Chief Financial Officer
Date: April 7, 2022